EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated as of March 7, 2008, between Belvedere SoCal ("SoCal"), Professional Business Bank, Spectrum Bank (each a "Bank," together, the "Banks," and the Banks together with SoCal, the "Company") and Norman 0. Broyer ("Executive") for the purposes set forth in this agreement (the "Agreement").

WHEREAS, SoCal is a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System ("FRB");

WHEREAS, SoCal is the parent holding company of the Banks, which are California chartered banking corporations and wholly-owned subsidiaries of SoCal, subject to the supervision and regulation of the California Department of Financial Institutions ("DFI") and Federal Deposit Insurance Corporation ("FDIC");

WHEREAS, it is the intention of the parties to enter into an employment agreement for the purposes of securing Executive's services as the President and Chief Risk Officer of the Banks, and as the Chief Credit Officer of Professional Business Bank.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, SoCal, the Banks and Executive agree as follows:

1.  TERM. Subject to the provisions for earlier termination hereinafter provided, Executive's employment hereunder shall be for a term (the "Term") commencing upon the date of this Agreement (the "Effective Date") and ending on the third anniversary of the Effective Date.

2.  POSITION, DUTIES AND RESPONSIBILITIES. During the Term, the Banks will employ Executive, and Executive agrees to be employed by the Banks, as each Bank's President and Chief Risk Officer, and will also serve as the Chief Credit Officer of Professional Business Bank. In such capacity, Executive will have such duties and responsibilities as are normally associated with this position and will report to the Banks' Chief Executive Officer (currently, William Baribault), or such individual's designee. During the Term, Executive shall devote his entire business time, attention and energies to the business and affairs of the Banks, to the performance of Executive's duties under this Agreement and to the promotion of the Banks' interests. Notwithstanding the foregoing, subject to Section 11 below, nothing in this Agreement shall be construed to limit Executive's ability to provide services to or participate in non-profit, charitable or civic organizations or to manage personal investments, including personal investment vehicles, to the extent that such activities do not materially interfere with Executive's performance of his duties hereunder. During the Term, Executive shall perform the services required by this Agreement at Professional Business Bank's principal place of business, currently located at 199 South Los Robles Avenue, Suite 110, Pasadena, CA 91101. Notwithstanding the foregoing, the Company may from time to time require Executive to travel temporarily to other locations on the Company's business. At the Company's reasonable request, Executive will serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing. In the event that Executive serves in any one or more of such additional capacities, Executive's compensation will not be increased beyond that specified in this Agreement. In addition, in the event Executive's service in one or more of such additional capacities is terminated, Executive's compensation, as specified in this Agreement, will not be diminished or reduced in any manner as a result of such termination for so long as Executive otherwise remains employed under the terms of this Agreement.

3.  BASE COMPENSATION. During the Term, the Bank will pay Executive a base salary of $250,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company's normal payroll practices and prorated for any partial pay period of employment. Executive's base salary shall be subject to (i) annual review and, (ii) in the sole discretion of the Board of Directors of the Company (the "Board"), increase pursuant to the Bank's policies as in effect from time to time (the "Base Compensation").

4.  ANNUAL. BONUS. In addition to the Base Compensation set forth above, during the Term, Executive will be eligible to participate in the Company's incentive bonus plan applicable to senior executives of the Company. The amount of Executive's annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, Executive's target annual bonus shall be forty percent (40%) of Base Compensation per year, pro-rated for any partial year of service in which an annual bonus is earned. Each annual bonus shall be paid in cash or, at the election of Executive made at least thirty (30) days prior to the payment date (or such other date as may be determined by the Board), in whole or in part in a number of fully vested shares of SoCal common stock equal to the dollar amount of the bonus payable divided by the Fair Market Value (as defined in the SoCal 2007 Equity Incentive Plan (the "Plan")) of a share of SoCal common stock on the date preceding the date on which the bonus is paid. In the event that Executive elects to receive an annual bonus in shares, SoCal shall issue such shares to Executive under the Plan and such shares shall be subject to the terms and conditions of the Plan (including, without limitation, the limits set forth in Section 3 and Section 6(c) of the Plan) and an award agreement in a form prescribed by the Company.

5.  STOCK OPTION.

(a)  Initial Option. On February 29, 2008, ( the "Initial Grant Date"), the Company granted to Executive a nonqualified stock option to purchase a number of shares of SoCal common stock equal to .90% of the total number of shares of SoCal common stock outstanding as of the Initial Grant Date (the "Initial Option").

(b)  Subsequent Acquisition Make-Whole Option. In addition, provided that Executive is then employed by the Company, in the event that, no later than eighteen months after the Effective Date, (i) the Company consummates an acquisition transaction in which the holders of SoCal common stock immediately prior to such transaction continue, immediately after such transaction, to control more than 50% of the total outstanding shares of SoCal common stock (or equity securities of the surviving entity if the Company is not the surviving entity (any such equity securities, "New Equity")), and (ii) the total number of shares of SoCal common stock (or New Equity) outstanding immediately after the consummation of such acquisition transaction exceeds the total number of shares of SoCal common stock outstanding immediately prior to the consummation of such transaction, as determined in the sole and absolute discretion of the Company (any such excess, the "Transaction Share Increase"), then the Company (or the surviving entity) shall, on the thirtieth calendar day (or, if not a trading day, the next succeeding trading day) following the consummation of such acquisition, grant to Executive a nonqualified option to purchase a number of shares of SoCal common stock (or New Equity) equal to 0.90% of the Transaction Share Increase (the "Subsequent Acquisition Make-Whole Option" and, together with the Initial Option and the Spectrum Make-Whole Option, the "Options").

(c)           Option Terms. Each Option shall be granted at an exercise price per share equal to the Fair Market Value of a share of SoCal common stock on the applicable date of grant. The terms and conditions of the Options, including without limitation any applicable vesting and forfeiture conditions, shall be set forth in Stock Option Agreements substantially in the form attached hereto as Exhibit A, to be entered into by the Company and Executive (the "Option Agreement"). The Options shall, subject to the provisions of this Section 5, be governed in all respects by the terms of the Plan and the applicable Option Agreement.

6.  BENEFITS AND VACATION. During the Term, (i) Executive and his dependents shall be eligible as of the Effective Date to participate in the Bank's medical and dental insurance programs at the Bank's expense, (ii) Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Bank from time to time which are applicable to other senior executives of the Bank, including without limitation, a 401(k) plan, subject to the terms and conditions thereof, and (iii) Executive shall be eligible for standard benefits, such as paid time off and holidays, to the extent applicable generally to other senior executives of the Bank, provided that, during the Term, Executive shall be entitled to no less than twenty (20) vacation days per year (i.e., four weeks of vacation), prorated for any partial year of service, in all cases, subject to the terms and conditions of the applicable Bank plans or policies. In addition, without limiting the generality of the foregoing, the Bank shall make available to Executive any long-term disability insurance policy which it may provide for other senior executives of the Bank on the same terms and conditions as are made available to such other senior executives.

7.  EXPENSES. During the Term, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in accordance with the Bank's expense reimbursement policy applicable to its senior executives, as in effect from time to time, including expenses of up to $600 per month, pro-rated for any partial month of service, associated with the purchase or lease, operation and maintenance, of an automobile. To the extent that any such expenses are deemed to constitute compensation to Executive, including without limitation any auto reimbursement expenses, such expenses shall be reimbursed by December 31 of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and Executive's right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

8.  TERMINATION OF EMPLOYMENT.

(a)  Termination Without Cause. The Company may terminate Executive's employment without Cause (as defined below) at any time during the Term upon thirty (30) days' written notice provided to Executive in accordance with Section 10 below, or in the Company's sole discretion, payment of Executive's Base Salary for such period in lieu of notice. If Executive has a "separation from service" (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.409A-1(h)) ("Separation from Service") by the Company without Cause, the Company shall promptly or, in the case of obligations described in clause (iv) below, as such obligations become due, pay or provide to Executive, (i) Executive's earned but unpaid Base Compensation accrued through the date of such Separation from Service (the "Termination Date"), (ii) accrued but unpaid vacation time through the Termination Date, (iii) reimbursement of any business expenses incurred by Executive prior to the Termination Date that are reimbursable under Section 7 above, (iv) any vested benefits and other amounts due to Executive under any plan, program or policy of the Company, and (v) any payment in lieu of notice of termination under this Section 8(a) (together, the "Accrued Obligations"). In addition, subject to Section 8(e) below and Executive's execution and non-revocation of a binding release in accordance with Section 8(f) below, in the event of a termination of Executive's employment by the Company without Cause, the Company shall pay or provide to Executive (the "Severance"):

(x) a lump-sum cash payment equal to the sum of (A) Executive's Base Compensation at the rate in effect as of the Termination Date, plus (B) a pro rata portion of Executive's target annual bonus for the calendar year in which the Termination Date occurs, determined by multiplying the target annual bonus by a fraction, the numerator of which equals the number of days elapsed in the calendar year of termination through the Termination Date and the denominator of which equals 365, and

(y) at the Company's expense, continuation of group healthcare coverage for Executive and his legal dependents until the earlier of twelve months from the Termination Date or such time as Executive becomes eligible to receive medical benefits under another group health plan, provided that Executive properly elects continuation healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder; following such continuation period, any further continuation of such coverage under applicable law shall be at Executive's sole expense.

Subject to Section 8(e) below, the Severance amounts described in Section 8(a)(x) above shall be paid to Executive no later than 15 calendar days following the Termination Date, which payment schedule is intended to satisfy the short-deferral exemption under Treasury Regulation Section 1.409A-1(b)(4).

(b)  Resignation. Executive may terminate his employment at any time upon thirty (30) days' written notice provided to Company in accordance with Section 10 below, provided, that the Company may, in its sole discretion, waive such notice period without payment in lieu thereof.

(c)  Death; Disability. If Executive dies during the Term or his employment is terminated due to his total and permanent disability (as determined by the Board), Executive or his estate, as applicable, shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 8(a)(iv) above, as such obligations become due.

(d)  Cause. The Company may terminate Executive's employment for Cause by providing notice to Executive in accordance with Section 10 below. If the Company terminates Executive's employment for Cause, Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 8(a)(iv) above, as such obligations become due.

(e)  Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, compensation and benefits that become payable in connection with a termination of employment (if any), including without limitation any Severance payments, shall be paid to Executive during the 6-month period following his Separation from Service only to the extent that the Company reasonably determines that paying such amounts at the time or times indicated in this Agreement will not cause Executive to incur additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (together with Department of Treasury regulations issued thereunder, "Section 409A"). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6- month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of Executive's death), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such 6-month period.

(f)  Release. Executive's right to receive the Severance payments and benefits set forth in this Section 8 is conditioned on and subject to the execution and non-revocation by Executive of a general release of claims against the Company, in a form reasonably acceptable to the Company.

(g)  Termination of Offices and Directorships. Upon termination of Executive's employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any affiliate, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

(h)  Definitions. For purposes of this Agreement:

(i)  "Cause" shall mean (A) Executive willfully fails to perform or habitually neglects the duties which Executive is required to perform hereunder, (B) Executive willfully engages in illegal activity which materially adversely affects the Company's reputation in the community or which evidences Executive's lack of fitness or ability to perform his duties as reasonably determined by the Board and the Company's Chief Executive Officer in good faith, (C) Executive willfully engages in the falsification of reports or makes material, intentional misrepresentations or omissions of information supplied to the Bank, SoCal or to regulatory agencies, (D) Executive willfully commits any act which would cause termination of coverage under the Bank's Bankers' Blanket Bond, (E) Executive willfully breaches a fiduciary duty, exhibits dishonesty or deliberately or repeatedly disregards material policies or procedures of the Company, (F) Executive refuses or fails to act in accordance with any lawful direction or order of the Board or the Company's Chief Executive Officer, in either case, that is consistent with Executive's duties and responsibilities as Chief Financial Officer, as described in Section 2 above, (G) Executive breaches this Agreement in any material respect, (H) Executive willfully engages in conduct or acts of moral turpitude that are materially injurious to the Company or any of its subsidiaries and affiliates, (I) Executive is suspended or temporarily or permanently removed or prohibited from participating in the conduct of the business of the Company by the FDIC, DFI, FRB or any other banking authority, or (J) the Bank is in default under the provisions of 12 U.S.C. Section 1813(x)(1). Notwithstanding the foregoing, Executive's employment with the Company shall not be deemed to have been terminated for Cause unless the Company provides written notice to Executive in accordance with Section 10 below of its intention to terminate his employment for Cause, setting forth the specific facts or circumstances constituting Cause and, in the case of facts or circumstances that are capable of cure, Executive has failed to cure such circumstances within fifteen days of such notice.

9.  INTERNAL REVENUE CODE SECTION 280G. If all or any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments to which Executive is or may become entitled, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), then Executive shall be responsible for the payment of such excise taxes and the Company (and its successor) shall be responsible for any loss of deductibility thereto; provided, however, that the Company and Executive shall cooperate with each other and use commercially reasonable efforts to minimize, to the greatest extent possible (but subject to applicable law), the amount of excise taxes imposed under Section 4999 of the Code by virtue of Section 280G of the Code. The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Company immediately prior to the change in control or such other independent accounting firm or advisor as may be selected by the Company, subject to Executive's approval, which shall not be unreasonably withheld.

10.  NOTICE. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:	Belvedere SoCal
199 South Los Robles Ave.; Suite 110
Pasadena, CA 91101
(626) 395-7000
Attention: Chief Executive Officer

If to Executive:         To Executive's most current home address on file with the Company's Human Resources Department, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 10, and shall be deemed to have been given upon receipt.

11.  COVENANTS.

(a)  Noncompetition, Nonsolicitation and Nondisclosure by Executive.

(i)  Executive hereby agrees that he shall not, during the Term, directly or indirectly, whether as an employee, employer, consultant, agent, principal, stockholder (except for nominal holdings not to exceed 3% of company's market capital), officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business.

(ii)  Executive hereby agrees that he shall not, during the Term and for the twelve (12)-month period immediately following termination of Executive's employment hereunder (the "Restricted Period"), solicit, encourage or assist, directly, indirectly or in any manner whatsoever, any employees of the Company or its affiliates or subsidiaries (including any former employees who voluntarily terminated employment with the Company within a three (3)-month period prior to Executive's termination of employment with the Company) to resign or to apply for or accept employment with any other competitive banking or financial services business within the counties in California in which the Company has located its offices. In addition, Executive hereby agrees that he shall not, at any time, use any Proprietary Information (as defined below) to solicit, encourage; or assist, directly, indirectly or in any manner whatsoever, any customer, person or entity that has a business relationship with the Company or, during the twelve (12)-month period prior to Executive's termination of employment with the Company, was engaged in a business relationship with the Company, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in California in which the Company has located its offices.

(b)  Disclosure of Information. Executive shall not, at any time, without the prior written consent of the Board or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone any financial information, trade or business secrets, customer lists, computer software or other information concerning the business or operations of the Company or its affiliates or subsidiaries (the "Proprietary Information"), except in the normal course of business; provided, that Proprietary Information shall not include information (i) in or which enters the public domain (other than by breach of Executive's obligations hereunder), (ii) acquired by Executive other than in connection with his employment, or (iii) that is disclosed to Executive by a third party not obligated to the Company to keep such information confidential. Executive further recognizes and acknowledges that any financial information concerning any customers of the Company or its affiliates or subsidiaries is strictly confidential and is a valuable, special and unique asset of the Company's business which also constitutes Proprietary Information. Executive shall not, at any time, without such consent or except as required by law, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. In the event Executive is required by law to disclose such information described in this Section 11(b), Executive will provide the Company with immediate notice of such request so that it may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is nonetheless, in the opinion of knowledgeable counsel, compelled to disclose any of such information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then Executive may disclose (on an "as needed" basis only) such information to such tribunal or other party without liability hereunder. Notwithstanding the foregoing, Executive may disclose such information concerning the business or operations of the Company and its affiliates and subsidiaries as reasonably necessary in the proper performance of Executive's duties and responsibilities hereunder or as may be required by the FRB, DFI, FDIC or other regulatory agency having jurisdiction over the operations of the Company in connection with an examination of the Company or other proceeding conducted by such regulatory agency.

(c)           Non-Disparagement. During the Term and for a period of twelve (12) months following termination of this Agreement and Executive's employment hereunder, (i) Executive agrees that he shall not publicly or privately disparage, defame or criticize the Company, its affiliates, subsidiaries, officers or directors, and (ii) the Company agrees that none of its officers or directors shall publicly or privately disparage, defame or criticize Executive.

(d)  Written, Printed or Electronic Material. All written, printed and electronic material, notebooks and records including, without limitation, computer disks used by Executive in performing duties for the Company, other than Executive's personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Company. Upon termination of Executive's employment or earlier request by the Company, Executive shall promptly return all such materials (including all copies, extracts and summaries thereof) to the Company.

(e)  Breach of Covenants. Executive acknowledges that a breach by him of any of the covenants or restrictions contained in this Section 11 will cause irreparable damage to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that if he breaches or attempts to breach any such covenants or restrictions, the Company shall be entitled to temporary or permanent injunctive relief with respect to any such breach or attempted breach (in addition to any other remedies, at law or in equity, as may be available to the Company), without posting bond or other security.

12.  INDEMNIFICATION. The Company shall defend and indemnify Executive, to the extent permitted by law, if he becomes a party or is threatened to be made a party in any action brought by a third party against Executive (whether or not the Bank or the Company is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if Executive acted in good faith and in a manner Executive reasonably believed to be in the best interests of the Company (and, with respect to a criminal proceeding, if Executive had no reasonable cause to believe his conduct was unlawful), provided that the alleged conduct of Executive arose out of and was within the course and scope of his employment as an officer or director of the Company.

13.  REPRESENTATIONS. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

14.  CODE SECTION 409A. Certain payments and benefits under this Agreement may constitute "nonqualified deferred compensation" within the meaning of Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at any time Executive and the Company mutually determine that any payments or benefits payable hereunder may be subject to Section 409A, the parties shall work together to adopt such amendments to this Agreement or take any other actions that the parties determine are necessary or appropriate to (i) exempt such payments and benefits from Section 409A and/or preserve the intended tax treatment of such payments or benefits, or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A.

15.  WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16.  ENTIRE AGREEMENT. As of the Effective Date, this Agreement, together with any Option Agreement(s), constitutes the final, complete and exclusive agreement between Executive, SoCal and the Bank with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by the Bank or SoCal or any representative thereof, including without limitation, that certain employment agreement between Executive and Professional Business Bank, dated February 2, 2005. Executive agrees that any such agreement, offer or promise is hereby terminated and will be of no further force or effect, and that upon his execution of this Agreement, Executive will have no right or interest in or with respect to any such agreement, offer or promise.

17.  AMENDMENT. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

18.  ACKNOWLEDGEMENT. Executive hereby acknowledges (a) that Executive has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

19.  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

20.  NO WAIVER. Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

21.  ASSIGNMENT. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

22.  SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

23.  CONSTRUCTION. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to all parties hereto and not in favor or against any party by the rule of construction abovementioned.

24.  COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

25.  CAPTIONS. The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BELVEDERE SOCAL

/s/ Norman O. Broyer	By: /s/ Alan Lane
Norman O. Broyer	Name: Alan J. Lane
("Executive")	Title: Executive Chairman

SPECTRUM BANK	PROFESSIONAL BUSINESS BANK

By: /s/ William Baribault	By: /s/ William H. Baribault
Name: William H. Baribault	Name: William H. Baribault
Title: Chief Executive Officer	Title: Chief Executive Officer

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